SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 6, 2013

H. J. Heinz Company
(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	1-3385	25-0542520
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One PPG Place, Suite 3100 Pittsburgh, Pennsylvania		15222
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (412) 456-5700

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ]          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03.    Material Modification to Rights of Security Holders.

On March 6, 2013, H. J. Heinz Company (the “Company”) distributed a notice of redemption to all holders of record of the Company’s outstanding Third Cumulative Preferred Stock, $1.70 First Series, par value $10 per share (the “First Series Preferred Shares”), regarding the Company’s redemption of all 5,787 outstanding First Series Preferred Shares (as of February 27, 2013) on April 8, 2013 (the “Redemption Date”) at a redemption price of $28.50 per share, plus accrued and unpaid dividends up to and including the Redemption Date. At or prior to 5:00 p.m. on the Redemption Date, the holders of issued and outstanding First Series Preferred Shares may elect to convert each First Series Preferred Share into 15 shares of the Company’s common stock, par value $0.25 per share (the “Common Stock”).

Under the terms of the Articles of Incorporation of the Company (the “Articles”), the Company has deposited in trust for the account of holders of First Series Preferred Shares to be redeemed the moneys necessary for such redemption and has published notice of redemption. As a result, as of March 6, 2013, the First Series Preferred Shares, whether or not yet surrendered for cancellation, are deemed to be no longer outstanding for any purpose, and all rights with respect to such shares (including, without limitation, any voting rights) have ceased and are terminated except the right of the holders of certificates of the First Series Preferred Shares (a) to receive the redemption price of $28.50 per share, plus accrued and unpaid dividends up to and including the Redemption Date, without interest, on and after the Redemption Date or (b) to convert, on or before the Redemption Date, into shares of Common Stock pursuant to the Articles.

A press release regarding the redemption of the First Series Preferred Shares is attached as Exhibit 99.1.

Item 9.01    Exhibits and Financial Statements.

(d)	Exhibits

99.1	Press release dated March 6, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 6, 2013	H. J. HEINZ COMPANY
	By:	/s/ Theodore N. Bobby
Theodore N. Bobby Executive Vice President, General Counsel & Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated March 6, 2013